Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
October 8, 2009
Media:
Robert Sarver 602.952.5400

Investors:
Dale Gibbons 702.252.6236
Western Alliance Bancorporation announces retirement of
Arthur Marshall from Board of Directors
October 8, 2009 (Las Vegas) – Western Alliance Bancorporation (NYSE:WAL) announced today that Arthur Marshall will retire from the Board of Directors of Western Alliance Bancorporation and Bank of Nevada October 31st. Mr. Marshall, who turned 80 earlier this year, has been a Director of Western Alliance Bancorporation since 1995 and Chairman of the Board of Bank of Nevada since its establishment in 1994. He served as Chairman of the Board of Directors of the Company until December 2002.
Mr. Marshall was a co-founder of Marshall Rousso, now Marshall Retail Group, or MRG, a privately owned retail apparel chain in the Western United States and served as its President from 1959 to 1988. He recently retired as a member of the Nevada Gaming Commission. He is also a member of the national commission of the Anti-Defamation League and a former board member of the Public Employees Retirement System of Nevada.
About Western Alliance Bancorporation
Western Alliance Bancorporation is the parent company of Bank of Nevada, First Independent Bank of Nevada, Alliance Bank of Arizona, Torrey Pines Bank, Alta Alliance Bank, Miller/Russell & Associates, Shine Investment Advisory Services, Premier Trust, and PartnersFirst. These dynamic organizations provide a broad array of banking, leasing, trust, investment, and mortgage services to clients in Nevada, Arizona and California, investment services in Colorado, and bank card services nationwide. Staffed with experienced financial professionals, these organizations deliver a broader product array and larger credit capacity than community banks, yet are empowered to be more responsive to customers’ needs than larger institutions. Additional investor information can be accessed on the Investor Relations page of the company’s website, westernalliancebancorp.com.